Exhibit 99.1

Sterion Incorporated Reports First Quarter 2004 Results

MINNEAPOLIS, February 13, 2004/PRNewswire-FirstCall/--Sterion Incorporated (Nasdaq: STEN), a Minneapolis-based medical products and emergency services company today reported results for the first fiscal quarter ended December 31, 2003.  Sales for the first quarter ended, December 31, 2003 were $2,383,762 a 6.96% increase over the $2,228,737 in sales reported for the first quarter ended December 31, 2002.

Net loss for the first quarter ended December 31, 2003, was $16,979 or $(.01) per diluted share, compared to a net loss of $43,068 in the year earlier, or $.02 per diluted share.  First quarter operating income increased to a profit of $2,850 compared to a loss of $31,403 for the first quarter of last year.  The company’s gross margin percentage declined over the first quarter of last year to 35.5% from 50.5%. The decline is mainly the result of increased private-label business and the transition to contract manufacturing margin for the instrument container system business. The overall increase in operating income in the result of the company’s continuing efforts to reduce operating expenses.

First quarter results also include the company’s recently-formed LifeSafe Services, Inc. subsidiary.  LifeSafe acquired certain assets and liabilities of SOS International, a subsidiary of Complient Corporation effective November 26, 2003.  During the quarter, LifeSafe collected $200,072 in cash for service contract fees.  The majority of this amount, $127,371 was recorded as deferred revenue and will be recognized as revenue over the contract service periods, generally from 3 to 12 months.  Given the deferral nature of service subscription fees, it is expected that both realized and deferred revenue will increase in future periods.

Commenting on the first-quarter results, Kenneth Brimmer, company CEO, noted, “Although we showed only modest growth in revenue for the quarter, we continued to make important progress in several areas.  Our private-label business grew significantly increasing 121% during the first quarter of 2003 from the year ago period. We expect that ongoing cost-reduction efforts will improve the bottom-line results in the future.  Finally, our LifeSafe business is performing as expected and we look forward to an increased contribution to profitability from this business in future periods.”

Sterion Incorporated, headquartered in Minnesota, develops, manufactures, assembles and markets single-use disposable medical products and the company through its LifeSafe Services subsidiary provides emergency oxygen and related services to over 4000 customers.  The company's Surgidyne Division markets surgical wound drainage products offering innovative solutions to surgical wound care.  Sterion also provides contract manufacturing services to a major medical equipment corporation for its surgical instrument container sterilization system.

Sterion Incorporated common stock is traded on the Nasdaq SmallCap Market under the symbol STEN.  More information about Sterion is available at the Company's website: www.sterion.com.

Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors.  These risks are described in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2003.

STERION INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	September 30, 2003
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$619,062	$1,762,819
Accounts receivable, net	1,447,081	994,629
Inventories, net	3,098,274	3,176,910
Deferred income taxes	144,000	144,000
Other current assets	406,055	270,501
Total Current Assets	5,714,472	6,348,859
PROPERTY AND EQUIPMENT, NET	3,744,084	1,568,847
OTHER ASSETS
Debt issuance costs, net	172,083	-
Intangible assets, net	1,132,077	118,105
Goodwill	506,439	356,439
Cash surrender value of life insurance, net of loans	41,351	41,351
Total Other Assets	1,851,950	515,895

Total Assets	$11,310,506	$8,433,601

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit, bank	$901,000	$ -
Current portion of long-term debt	305,539	116,820
Accounts payable	733,442	731,300
Accrued payroll and related taxes	218,111	244,892
Deferred revenue	819,650	-
Other accrued expenses	107,536	57,658
Total Current Liabilities	3,085,278	1,150,670
LONG-TERM LIABILITIES
Long-term debt, net of current portion	2,011,049	1,236,933
Deferred income taxes	44,000	44,000
Total Liabilities	5,140,327	2,431,603
STOCKHOLDERS' EQUITY
Capital stock, $.01 par value, 20,000,000 common shares
authorized, 5,000,000 undesignated shares authorized,
1,800,318 and 1,800,118 common shares issued and
1,738,618 and 1,738,418 outstanding	17,386	17,384
Additional paid-in capital	3,320,292	3,144,494
Retained earnings	2,898,018	2,914,997
Deferred compensation	(65,517)	(74,877)
Total Stockholders' Equity	6,170,179	6,001,998
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,310,506	$8,433,601

 STERION INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	December 31,
	2003	2002

Sales, net	$2,383,762	$2,228,737

Cost of goods sold	1,538,020	1,102,231
Gross profit	845,742	1,126,506

Selling, general and administrative expenses	842,892	1,157,909
Income (loss) from operations	2,850	(31,403)

Other income (expense)
Interest expense	(32,910)	(34,756)
Investment income	4,081	91
Total other expense	(28,829)	(34,665)

Loss before income taxes	(25,979)	(66,068)

Benefit from income taxes	(9,000)	(23,000)
Net loss	$ (16,979)	$ (43,068)

Net loss per share:
Basic	$(0.01)	$(0.02)
Diluted	(0.01)	(0.02)
Weighted average common and common equivalent shares outstanding:
Basic	1,738,435	1,729,537
Diluted	1,738,435	1,729,537